Cancer Genetics Announces Strong First Quarter 2015 Results

•	Company Reports Record Quarterly Revenues of $4.4 million, an Increase of 206% vs. First Quarter 2014

•	Next-Generation Sequencing (NGS) Panels Rapidly Progress into Usage by Both Clinical and Biopharma Customers

•	Cancer Genetics to Host Conference Call Today, Tuesday, May 12th, at 8:30am Eastern Time (ET)/5:30am Pacific

RUTHERFORD, N.J., May 12, 2015, Cancer Genetics, Inc. (Nasdaq: CGIX), an emerging leader in DNA-based cancer diagnostics, announced today financial and operating results for the first quarter ended March 31, 2015.

Financial results and highlights for the first quarter 2015, ended March 31, 2015, include:

Financial Highlights:

•	Revenues were $4.4 million, a 206% increase over 1Q 2014 revenues of $1.4 million, and 8% sequentially over Q4 2014;

•	BioPharma services revenue grew 578% year-over-year to $3.3 million, and 20% sequentially over Q4 2014;

•	Signed contracts for expected future Biopharma revenue in connection with currently proposed clinical trials increased significantly to over $30 million from $25 million at year end 2014;

•	Gross profit margins improved to 28.1% or $1.2 million, an improvement from 9.8% or $0.1 over 1Q 2014, and a sequential increase of 5% over Q4 2014;

•	Total cash was at $28.3 million, including the cash that became unrestricted after refinancing of a bank line which was recently closed

“We continue to make strong progress in driving market adoption, revenue growth, and developing a unique, unrivaled portfolio of genomic capabilities in oncology,” said Panna Sharma, CEO & President of Cancer Genetics, Inc. “We are pleased with the continued acceleration of our business and revenue with our biopharma partners, and in the rapid adoption of our NGS panels and genomic knowledge into active clinical trials.”

Recent Corporate Highlights

•	Launched multiple, next-generation based sequencing panels for improved and cost-effective patient management

◦	Focus::Myeloid™, a NGS panel for myeloid cancer patients, which affects over 275,000 patients in the U.S.

◦	Focus::Hotspot™, a NGS panel targeting the five most common solid tumors: breast, colorectal, lung, skin, and ovarian, for customers throughout Asia

•
Focus::CLL™, a targeted NGS panel for Chronic Lymphocytic Leukemia, was selected for use in a global clinical trial by a leading biotechnology company and helped to drive revenue and volume growth through the quarter

•
Received New York State licensure for FHACT®, our unique product for cervical cancer diagnosis and management, allowing CGI to market the test to gynecologists, oncologists, and women’s health centers serving more than 7.6 million women in New York State

•	Received licensure from the California Department of Health, allowing CGI to provide its state-of-the art oncology testing services for patient samples from the state of California

•	Signed Agreement with America’s Choice Provider Network®; CGI’s full range of oncology focused testing services are now available to an additional 19 million individuals in the U.S.

•	CGI’s ExpandDX™, a digitally enabled collaborative testing platform for community hospitals, is being rolled out into hospital systems and clinical laboratories

“The substantial momentum our business gained in 2014 continues well into 2015 as we reach significant milestones of our bench to bedside strategy,” said Panna Sharma. “The global infrastructure and unique business model we’ve developed through strategic acquisitions has positioned us for diversified growth and unparalleled access to the oncology community. This has allowed us to develop a durable platform from which to commercialize our oncology programs. Our new locations in North Carolina and India are driving an increase in the number of clinical partnerships we secure and in the number of patient lives we can affect. The critical genomic and biomarker information provided by our proprietary tests for some of the most common forms of cancer continues to differentiate us in the marketplace, and furthers our position as the oncology diagnostics partner of choice.”

Revenue increased 206% to $4.4 million for the three months ended March 31, 2015, from $1.4 million for the three months ended March 31, 2014, as a result of a $2.2 million in revenue contribution from acquisitions and an increase of $839 thousand in CGI’s SelectOne offering.

Revenue from Biopharma Services, representing 76% of our total revenue, increased 578%, or $2.8 million, to $3.3 million in the first quarter of 2015, from $491 thousand in the same period of 2014, principally due to increases in SelectOne volumes and revenue from acquisitions.  Revenue from Clinical Services customers, representing 20% of our total revenue, decreased 7%, or $66 thousand, to $873 thousand in the first quarter of 2015, from $939 thousand in the first quarter of 2014. This decrease was driven by continued pricing pressure from Medicare and private insurance companies.  To address this challenge, the company adjusted clinical sales efforts to focus more on customers that have greater profitability and more need for CGI’s proprietary portfolio. Lastly, revenue from Discovery Services, a new line of business that offers testing services to public and private research organizations and discovery groups, represented $166 thousand during the quarter.

Gross profit margins improved significantly to 28.1% for the three months ending March 31, 2015, from 9.8%, during the same period last year. Gross profits of $1.2 million, up from $0.1 during Q1 2014, were largely driven by improved utilization across sites and better use of CGI capacity. CGI reported a net loss of $4.3 million, or ($0.44) per share in the first quarter of 2015, compared to a net loss of $2.5 million, or ($0.27) per share in the first quarter of 2014.

Total cash at March 31, 2015 was $28.6 million and includes the amount restricted for the Company’s loan facility with Wells Fargo. This restriction has been released with the refinancing of the Company’s debt facility. The Company had unrestricted cash and cash equivalents of $22.3 million as of March 31, 2015, as compared to $25.6 million as of December 31, 2014.

On May 7, 2015, the Company entered into a new debt financing facility with Silicon Valley Bank to refinance the Company’s cash collateralized loan from Wells Fargo and to provide additional working capital lines of credit. The Silicon Valley loan provides for a $6 million term note ("Term Note"), and a line of credit ("Line of Credit") of up to $4 million. Pursuant to the new loan agreement, the Company will no longer be required to maintain restricted cash accounts.

CGI will also be providing slides with an overview of the results and discussion points; they will be available at http://ir.cancergenetics.com/presentations.

Conference Call & Webcast
Tuesday, May 12, 2015 at 8:30 a.m. Eastern Time/5:30 a.m. Pacific Time
Domestic:            877-407-4018
International:            201-689-8471
Conference ID:        13606598
Webcast:             http://public.viavid.com/player/index.php?id=113931

Replays - Available through May 26, 2015
Domestic:            877-870-5176
International:            858-384-5517
Conference ID:        13606598

About Cancer Genetics, Inc.
Cancer Genetics Inc. is an emerging leader in DNA-based cancer diagnostics, servicing some of the most prestigious medical institutions in the world. Our tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. We also offer a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals, as well as biopharma and biotech companies. Our state-of-the-art reference labs are focused entirely on maintaining clinical excellence and are both CLIA certified and CAP accredited and have the appropriate licensure from several states including New York State.

We have established strong research collaborations with major cancer centers such as Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute.

For more information, please visit or follow us:
Internet: www.cancergenetics.com
Twitter: @Cancer_Genetics
Facebook: www.facebook.com/CancerGenetics

Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance or delays of trials, risks that anticipated benefits from acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Company's Forms 10-K for the year ended December 31, 2014 and 10-Q for the quarter ended March 31, 2015 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.

CONTACTS

Investor Relations                Media Relations
Hans Vitzthum                Marie Patrone-Michellod
LifeSci Advisors, LLC            Cancer Genetics, Inc.
212-915-2568                    201-528-9182
marie.michellod@cgix.com

Cancer Genetics, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,311,730	$25,554,064
Accounts receivable, net of allowance for doubtful accounts	4,824,394	5,028,620
Other current assets	1,149,428	1,172,750
Total current assets	28,285,552	31,755,434
FIXED ASSETS, net of accumulated depreciation	4,045,565	4,310,126
OTHER ASSETS
Restricted cash	6,300,000	6,300,000
Patents	534,101	502,767
Investment in joint venture	840,286	1,047,744
Goodwill	3,187,495	3,187,495
Security deposits	1,564	1,564
Total other assets	10,863,446	11,039,570
Total Assets	$43,194,563	$47,105,130
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,753,224	$3,762,567
Obligations under capital leases, current portion	59,652	58,950
Deferred revenue	267,396	544,446
Total current liabilities	4,080,272	4,365,963
Obligations under capital leases	285,188	300,385
Deferred rent payable	330,125	347,840
Line of credit	6,000,000	6,000,000
Warrant liability	67,000	52,000
Acquisition note payable	634,394	560,341
Deferred revenue, long-term	825,787	924,850
Total liabilities	12,222,766	12,551,379
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764,000 shares, $0.0001 par value, none issued	—	—
Common stock, authorized 100,000,000 shares, $0.0001 par value, 9,831,169 and 9,821,169 shares issued and outstanding at March 31, 2015 and
December 31, 2014, respectively	982	982
Additional paid-in capital	113,216,621	112,520,268
Accumulated (deficit)	(82,245,806)	(77,967,499)
Total Stockholders’ Equity	30,971,797	34,553,751
Total Liabilities and Stockholders’ Equity	$43,194,563	$47,105,130

Cancer Genetics, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue	$4,370,327	$1,430,375
Cost of revenues	3,141,735	1,290,062
Gross profit	1,228,592	140,313
Operating expenses:
Research and development	1,277,926	596,771
General and administrative	2,986,897	2,731,404
Sales and marketing	1,115,813	748,979
Total operating expenses	5,380,636	4,077,154
Loss from operations	(4,152,044)	(3,936,841)
Other income (expense):
Interest expense	(33,967)	(341,177)
Interest income	12,618	22,184
Change in fair value of acquisition note payable	(89,914)	—
Change in fair value of warrant liability	(15,000)	(44,000)
Total other (expense)	(126,263)	(362,993)
Loss before income taxes	(4,278,307)	(4,299,834)
Income tax provision (benefit)	—	(1,813,941)
Net (loss)	$(4,278,307)	$(2,485,893)
Basic net (loss) per share	$(0.44)	$(0.27)
Diluted net (loss) per share	$(0.44)	$(0.27)
Basic Weighted Average Shares Outstanding	9,703,576	9,276,643
Diluted Weighted Average Shares Outstanding	9,703,576	9,276,643

Cancer Genetics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(4,278,307)	$(2,485,893)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation	347,710	96,800
Amortization	8,725	6,702
Provision for bad debts	221,395	—
Equity-based consulting and compensation expenses	696,353	530,122
Change in fair value of acquisition note payable	89,914	—
Change in fair value of Gentris contingent consideration	(162,000)	—
Change in fair value of warrant liability	15,000	44,000
Amortization of loan guarantee and financing fees	—	310,500
Deferred rent	(17,715)	(3,210)
Loss in equity method investment	207,458	11,755
Change in working capital components:
Accounts receivable	(17,169)	(251,057)
Other current assets	23,322	(64,844)
Accounts payable, accrued expenses and deferred revenue	(239,317)	(131,799)
Net cash (used in) operating activities	(3,104,631)	(1,936,924)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(83,149)	(144,018)
Increase in restricted cash	—	(6,000,000)
Patent costs	(40,059)	(36,809)
Net cash (used in) investing activities	(123,208)	(6,180,827)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on capital lease obligations	(14,495)	(7,490)
Proceeds from warrant exercises	—	950
Proceeds from option exercises	—	2,020
Principal payments on notes payable	—	(22,298)
Net cash (used in) financing activities	(14,495)	(26,818)
Net (decrease) in cash and cash equivalents	(3,242,334)	(8,144,569)
CASH AND CASH EQUIVALENTS
Beginning	25,554,064	49,459,564
Ending	$22,311,730	$41,314,995
SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid for interest	$33,940	$30,677
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Cashless exercise of derivative warrants	—	125,000